NEWS

SPATIALIGHT ANNOUCES THE RETIREMENT OF BOARD AND AUDIT COMMITTEE MEMBER LAWRENCE J. MATTESON

NOVATO, CA. January 17, 2007 - SpatiaLight, Inc. (NASDAQ: HDTV), a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays for the high definition television market, confirmed today that it received a notice from the NASDAQ Stock Market on January 10, 2007 indicating that the resignation of Lawrence J. Matteson from the Board of Directors as of December 31, 2006 resulting in a failure of the Company to have an Audit Committee consisting of three independent directors as required by Marketplace Rule 4250.

The Company intends to cure this violation and appoint a third independent director to the Audit Committee before its 2007 annual shareholder meeting.

“We can’t thank Larry enough for his many years of service and support and wish him well in all his future endeavors”, said David Hakala, SpatiaLight Chairman and Chief Executive Officer.

About SpatiaLight

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS microdisplays for use in high-definition televisions and other display applications. The company manufactures its products at its production facility in South Korea. SpatiaLight is committed to developing microdisplay technologies that will be the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the Company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight’s current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “we are confident” or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-Q and 10-K.

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For additional information, please contact:

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693
ir@spatialight.com